LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Organization	% Owned
Merit Times International Limited	BVI	100%
Shandong MeKeFuBang Food Limited	PRC	100%
Shandong Longkang Juice Co., Ltd.	PRC	Variable Interest Entity